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                               EXHIBIT INDEX



  Exhibit Number          Description

        99 BankAmerica Corporation press release dated February 6, 1995 titled "BankAmerica Board Increases Common Stock Dividend and Approves Stock Repurchase Program."



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BankAmerica Corporation Logo Appears Here

                                                                   Exhibit 99

BankAmerica Corporation                                                  News

                                                                 For release:


Peter Magnani
(415) 953-2418




            BANKAMERICA BOARD INCREASES COMMON STOCK DIVIDEND
                  AND APPROVES STOCK REPURCHASE PROGRAM


      SAN FRANCISCO, February 6, 1995 -- BankAmerica Corporation (NYSE:BAC) today announced that its Board of Directors has increased the quarterly dividend on the corporation's common stock to $0.46 per share from the $0.40 per share paid in December 1994. The dividend is payable on March 14 to shareholders of record on February 22.

      The Board also authorized a stock repurchase program. The program enables the corporation to buy back approximately $1.9 billion of its common stock, and to buy back or redeem approximately $500 million of its preferred stock, by the end of 1997.

      "We believe that BankAmerica its generating capital at a rate in excess of the capital requirements needed to support current investment opportunities," Richard M. Rosenberg, chairman and chief executive officer, said. "The increased dividend and stock repurchase program enable the corporation to return capital to shareholders and still remain well positioned to benefit from an improving California economy and from continuing growth in most of its other domestic and offshore markets."

      Under the stock repurchase program, the corporation may purchase up to $800 million of its common stock during 1995 and 1996. During each quarter of 1995, 1996, and 1997, the corporation may purchase an additional amount of common stock up to the level of amortization of goodwill and core deposit intangible assets for that quarter -- currently approximately $90 million per quarter. Any unused repurchase authority based on the amortization level may be rolled forward for up to four quarters until used. Based on its closing price on February 3, the corporation's outstanding common stock had a market value in excess of $17 billion. Repurchased common stock will be added to the corporation's treasury shares and will be available for general corporate purposes.


                                   - more -

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      The corporation currently has twelve series of outstanding preferred stock, with an aggregate market value of approximately $3 billion. Except to the extent that an entire series of preferred stock is redeemed, the corporation does not intend to make any repurchases or redemptions that would cause a series of preferred stock to be delisted. Repurchased and redeemed preferred stock will be retired and restored to the status of authorized but unissued preferred stock without designation as to series.

      The corporation expects to make the repurchases from time to time in the open market or otherwise. Repurchases may begin immediately. The program may be discontinued or suspended at any time.

      The directors also declared the following quarterly dividends on BankAmerica's preferred stock:

      $0.8125 per share for Series A preferred stock;
      $1.50 per share for Series B preferred stock;
      $0.60156 per share for Series F preferred stock;
      $0.8125 per share for Series G preferred stock
      $0.5625 per share for Series H preferred stock
      $13.75 per share for Series I preferred stock;
      $13.75 per share for Series J preferred stock
      $0.52344 per share for Series K preferred stock;
      $10.20 per share for Series L preferred stock;
      $9.84375 per share for Series M preferred stock;
      $10.625 per share for Series N preferred stock;
      $0.9375 per share for Series 1 preferred stock.

      Dividends on the nine series of preferred stock, A, B, F, G, H, K, L, M, and N will be paid on February 28, 1995 to shareholders of record on February 16, 1995. Dividends on the Series I and J preferred stock and Series 1 preferred stock will be paid on March 31, 1995 to shareholders of record on March 15, 1995.

      Each holder of a depositary share of Preferred Series I, J, L, M, or N is entitled to receive one-twentieth of the declared dividend.

      With assets of $215 billion at year-end 1994, BankAmerica is the second-largest banking company in the United States. The corporation earned $5.36 per share in 1994, on net income of $2.176 billion.



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